Exhibit 99.1

Key Energy Services, Inc.	August 15, 2016
1301 McKinney Street Suite 1800 Houston, TX 77010
Contact: West Gotcher 713-757-5539

FOR IMMEDIATE RELEASE

Key Energy Services Reports Second Quarter 2016 Earnings

HOUSTON, TX, August 15, 2016 - Key Energy Services, Inc. (OTC: KEGX) reported second quarter 2016 consolidated revenues of $95.0 million and a pre-tax GAAP loss of $92.9 million, or $0.58 per share. The results for the second quarter include:

•	pre-tax costs of $9.5 million, or $0.06 per share, in restructuring fees;

•	pre-tax costs of $1.1 million, or $0.01 per share, in severance;

•	a pre-tax charge of $0.9 million, or $0.01 per share, related to the loss on sale of certain U.S. assets; and

•	pre-tax costs of $0.6 million, or $0.00 per share, related to the previously disclosed Foreign Corrupt Practices Act (“FCPA”) investigations.
Excluding these items, the Company reported a pre-tax loss of $80.8 million, or $0.50 per share. Due to the Company’s net operating loss balance, management does not expect to realize a tax benefit from U.S. operations during 2016. As such, an effective tax rate of 0.1% was realized for the second quarter.
Contrary to prior reporting periods, Key will not be hosting a conference call with management to review second quarter 2016 results.
First quarter 2016 consolidated revenues were $111.1 million with a pre-tax GAAP loss of $81.9 million, or $0.51 per share. The results for the first quarter included pre-tax costs of $6.8 million, or $0.04 per share, due to severance, a pre-tax charge of $5.0 million, or $0.03 per share, due to an accrual associated with the offer of settlement of the FCPA investigations, pre-tax costs of $2.4 million, or $0.02 per share, related to the FCPA investigations and a pre-tax charge of $2.1 million, or $0.01 per share, related to the loss on sale of certain U.S. assets. Excluding these items, the Company reported a pre-tax loss of $65.5 million, or $0.41 per share. The Company did not realize a tax benefit from U.S. operations for first quarter 2016, yielding an effective tax rate of 0.3% for the first quarter.
The following table sets forth summary data for the second quarter 2016 and prior comparable quarterly periods:

	Three Months Ended (unaudited)
	June 30, 2016	March 31, 2016	June 30, 2015
	(in millions, except per share amounts)
Revenues	$95.0	$111.1	$197.5
Net loss	(92.8)	(81.6)	(65.4)
Diluted loss per share	(0.58)	(0.51)	(0.42)
Adjusted EBITDA*	(24.4)	(10.7)	(8.6)
* Adjusted EBITDA does not exclude costs incurred in connection with the Company’s FCPA investigations.
Overview and Outlook

August 15, 2016

Key’s President and Chief Executive Officer, Robert Drummond, stated, “We continued to reshape our support structure and reduce costs during the second quarter with significant reductions in G&A. Although oil prices recovered from February lows during the second quarter, customer activity continued to decline with May marking the lowest total monthly U.S. revenue since the downturn began. However, we saw an uptick in U.S. revenue in June due to renewed customer interest. This improvement in customer interest is choppy and somewhat limited as while some of our customers are interested in pursuing work that requires Key’s services, others are looking to address levered balance sheets with the improved cash flow generated from higher oil prices.
“Discussions with Key’s creditors continue with a goal of allowing Key to significantly reduce its debt burden and to achieve an improved liquidity position. During this period, we continue to deliver a high-level of service to our customers and remain a safe and dynamic work environment for our employees. In fact, thanks to our dedicated employees, we finished the second quarter with our best safety record ever recorded.
"We are also pleased to have resolved the FCPA investigation with the SEC. We agreed to pay disgorgement of $5 million and entered into a cease and desist agreement. Key had already accrued a liability for the payment in the first quarter of 2016."
U.S. Results
Second quarter 2016 U.S. Rig Services revenues of $51.5 million were down 12.7% as compared to the first quarter. Second quarter operating loss was $13.7 million, or -26.6% of revenue, which included a loss on sale of asset of $0.3 million and severance of $0.4 million; excluding these items, normalized operating loss was $12.9 million, or -25.1% of revenue. These results compare to first quarter operating loss of $6.4 million, or -10.8% of revenue, which included severance of $0.6 million; excluding this loss, normalized operating loss was $5.8 million, or -9.9% of revenue. Rig hours declined approximately 6% sequentially driven primarily by an approximately 16% decline in California.
Second quarter 2016 Fluid Management Services revenues of $19.6 million were down 13.6% as compared to the first quarter. Second quarter operating loss was $7.6 million, or -38.6% of revenue, which included a gain on sale of assets of $0.3 million; excluding this gain, normalized operating loss was $7.8 million, or 39.9% of revenue. These results compare to first quarter operating loss of $6.3 million, or -27.7% of revenue, which included a loss on sale of assets of $2.7 million and severance of $0.2 million; excluding these losses, normalized operating loss was $3.4 million, or -15.1% of revenue. Truck hours declined approximately 8% sequentially driven primarily by an approximately 19% decline in the Permian Basin.
Second quarter 2016 Coiled Tubing Services revenues of $7.6 million were down 20.1% as compared to the first quarter. Second quarter operating loss was $6.1 million, or -79.5% of revenue; which included severance of $0.1 million; excluding this item, normalized operating loss was $5.9 million, or 77.8% of revenue. These results compare to first quarter operating loss of $6.1 million, or -64.5% of revenue, which included a loss on sale of assets of $1.1 million and severance of $0.1 million; excluding these losses, normalized operating loss was $5.0 million, or -52.2% of revenue.
Second quarter 2016 Fishing & Rental Services revenues of $13.4 million were down 17.6% as compared to the first quarter. Second quarter operating loss was $8.8 million, or -65.4% of revenue, which included a loss on sale of assets of $0.9 million and

August 15, 2016

severance of $0.1 million; excluding these items, normalized operating loss was $7.7 million, or 57.7% of revenue. These results compare to first quarter operating loss of $4.0 million, or -24.6% of revenue, which included a gain on the sale of assets of $1.7 million and severance of $0.1 million; excluding these items, normalized operating loss was $5.6 million, or -34.6% of revenue.
International Segment
Second quarter 2016 International revenues were $2.9 million, down 20.1% as compared to first quarter 2016 revenues of $3.6 million. Second quarter operating loss was $4.9 million, or -169.6% of revenues, which included severance of $0.3 million; excluding this item, normalized operating loss was $4.7 million. These results compare to first quarter operating loss of $5.1 million, or -139.9% of revenues, which included a loss on sale of assets of $0.1 million and severance of $0.4 million; excluding these items, normalized operating loss was $4.6 million, or 127.7% of revenue.
General and Administrative Expenses
General and Administrative (G&A) expenses were $40.9 million for the second quarter compared to $46.2 million in the prior quarter. Second quarter G&A expenses included $9.5 million in restructuring fees, $0.6 million in severance and $0.6 in costs associated with the FCPA investigations compared to first quarter G&A expenses that included a $5.0 million accrual in connection with the offer of settlement related to the FCPA investigations, $2.4 million in costs associated with the FCPA investigations and $5.9 million in severance. Excluding these items, G&A expense in the second quarter was $30.2 million as compared to $32.9 million in the first quarter. International G&A expenses were $2.5 million in the second quarter compared to $2.3 million in the first quarter.
Balance Sheet and Capital Expenditures
Key’s consolidated cash balance at June 30, 2016 was $103.5 million compared to $155.7 million at March 31, 2016; additionally, Key had $18.6 million of restricted cash as of June 30, 2016 and March 31, 2016. Total debt at June 30, 2016 was $953.6 million compared to total debt of $965.4 million at March 31, 2016. The Company had $130.8 of total liquidity available at June 30, 2016. Capital expenditures for the quarter were $2.4 million.

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Consolidated Statements of Operations (in thousands, except per share amounts, unaudited):

	Three Months Ended			Six Months Ended
	June 30, 2016	March 31, 2016	June 30, 2015	June 30, 2016	June 30, 2015
REVENUES	$95,012	$111,088	$197,496	$206,100	$465,295
COSTS AND EXPENSES:
Direct operating expenses	89,419	90,598	158,841	180,017	363,371
Depreciation and amortization expense	35,856	35,752	45,896	71,608	93,107
General and administrative expenses	40,903	46,245	50,710	87,148	118,354
Impairment expense	—	—	21,352	—	43,052
Operating loss	(71,166)	(61,507)	(79,303)	(132,673)	(152,589)
Interest expense, net of amounts capitalized	21,357	21,584	17,058	42,941	30,400
Other (income) loss, net	412	(1,231)	(248)	(819)	4,184
Loss before tax income taxes	(92,935)	(81,860)	(96,113)	(174,795)	(187,173)
Income tax benefit	133	246	30,734	379	62,118
NET LOSS	$(92,802)	$(81,614)	$(65,379)	$(174,416)	$(125,055)
Loss per share:
Basic and diluted	$(0.58)	$(0.51)	$(0.42)	$(1.09)	$(0.80)
Weighted average shares outstanding:
Basic and diluted	160,982	160,047	156,347	160,514	155,586

August 15, 2016

Segment Revenue and Operating Income (in thousands, except for percentages, unaudited):

	Three Months Ended			Six Months Ended
	June 30, 2016	March 31, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Revenues
U.S. Rig Services	$51,502	$58,988	$93,253	$110,490	$214,075
Fluid Management Services	19,591	22,670	39,178	42,261	89,933
Coiled Tubing Services	7,617	9,531	21,609	17,148	52,626
Fishing & Rental Services	13,412	16,283	28,142	29,695	70,832
International	2,890	3,616	15,314	6,506	37,829
Consolidated Total	$95,012	$111,088	$197,496	$206,100	$465,295

Operating Income (Loss)
U.S. Rig Services	$(13,674)	$(6,366)	$(4,132)	$(20,040)	$3,868
Fluid Management Services	(7,555)	(6,272)	(59)	(13,827)	1,417
Coiled Tubing Services	(6,057)	(6,149)	(4,083)	(12,206)	(27,905)
Fishing & Rental Services	(8,776)	(4,012)	(6,574)	(12,788)	(6,630)
International	(4,901)	(5,060)	(28,871)	(9,961)	(38,482)
Functional Support	(30,203)	(33,648)	(35,584)	(63,851)	(84,857)
Consolidated Total	$(71,166)	$(61,507)	$(79,303)	$(132,673)	$(152,589)

Operating Income (Loss) % of Revenues
U.S. Rig Services	(26.6)%	(10.8)%	(4.4)%	(18.1)%	1.8%
Fluid Management Services	(38.6)%	(27.7)%	(0.2)%	(32.7)%	1.6%
Coiled Tubing Services	(79.5)%	(64.5)%	(18.9)%	(71.2)%	(53.0)%
Fishing & Rental Services	(65.4)%	(24.6)%	(23.4)%	(43.1)%	(9.4)%
International	(169.6)%	(139.9)%	(188.5)%	(153.1)%	(101.7)%
Consolidated Total	(74.9)%	(55.4)%	(40.2)%	(64.4)%	(32.8)%

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Reconciliations of normalized operating loss to operating loss(in thousands, unaudited):

	Six Months Ended
	June 30, 2016	March 31, 2016	June 30, 2015
Operating loss	(71,166)	(61,507)	(79,303)
Severance costs	1,091	6,843	1,104
Impairment expense	—	—	21,352
Loss on sales of assets	885	2,117	2,127
FCPA settlement	—	5,000	—
FCPA investigation expense	629	2,439	8,400
Restructuring fees	9,522	—	—
Normalized operating loss	(59,039)	(45,108)	(46,320)

	Three Months Ended June 30, 2016
	U.S. Rig Services	Fluid Management Services	Coiled Tubing Services	Fishing and Rental Services	International	Functional Support	Total
Operating loss	$(13,674)	$(7,555)	$(6,057)	$(8,776)	$(4,901)	$(30,203)	$(71,166)
Severance costs	416	30	131	145	284	85	1,091
(Gain) loss on sale of certain assets	331	(296)	—	889	(39)	—	885
FCPA investigation expense	—	—	—	—	—	629	629
Restructuring fees	—	—	—	—	—	9,522	9,522
Normalized operating loss	$(12,927)	$(7,821)	$(5,926)	$(7,742)	$(4,656)	$(19,967)	(59,039)

	Three Months Ended March 31, 2016
	U.S. Rig Services	Fluid Management Services	Coiled Tubing Services	Fishing and Rental Services	International	Functional Support	Total
Operating loss	$(6,366)	$(6,272)	$(6,149)	$(4,012)	$(5,060)	$(33,648)	$(61,507)
Severance costs	590	166	92	56	355	5,584	6,843
(Gain) loss on sale of certain assets	(59)	2,684	1,079	(1,674)	87	—	2,117
FCPA settlement	—	—	—	—	—	5,000	5,000
FCPA investigation expense	—	—	—	—	—	2,439	2,439
Normalized operating loss	$(5,835)	$(3,422)	$(4,978)	$(5,630)	$(4,618)	$(20,625)	(45,108)

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Following is a reconciliation of net loss as presented in accordance with United States generally accepted accounting principles (GAAP) to EBITDA and Adjusted EBITDA as required under Regulation G of the Securities Exchange Act of 1934.
Reconciliations of EBITDA and Adjusted EBITDA to net loss (in thousands, except for percentages, unaudited):

	Three Months Ended
	June 30, 2016	March 31, 2016	June 30, 2015
Net loss	$(92,802)	$(81,614)	$(65,379)
Income tax benefit	(133)	(246)	(30,734)
Interest expense, net of amounts capitalized	21,357	21,584	17,058
Interest income	(134)	(132)	(25)
Depreciation and amortization	35,856	35,752	45,896
EBITDA	$(35,856)	$(24,656)	$(33,184)
% of revenues	(37.7)%	(22.2)%	(16.8)%

Severance costs	1,091	6,843	1,104
Impairment expense	—	—	21,352
Loss on sales of assets	885	2,117	2,127
FCPA settlement	—	5,000	—
Restructuring fees	9,522	—	—
Adjusted EBITDA*	$(24,358)	$(10,696)	$(8,601)
% of revenues	(25.6)%	(9.6)%	(4.4)%

Revenues	$95,012	$111,088	$197,496
* Adjusted EBITDA does not exclude costs incurred in connection with the Company’s FCPA investigations.

August 15, 2016

	Three Months Ended June 30, 2016
	U.S. Rig Services	Fluid Management Services	Coiled Tubing Services	Fishing and Rental Services	International	Functional Support	Total
Net income (loss)	$(13,663)	$(7,518)	$(6,007)	$(8,767)	$(5,639)	$(51,208)	$(92,802)
Income tax benefit	—	—	—	—	(139)	6	(133)
Interest expense, net of amounts capitalized	—	—	—	—	—	21,357	21,357
Interest income	—	—	—	—	(10)	(124)	(134)
Depreciation and amortization	14,771	5,978	2,905	7,580	2,111	2,511	35,856
EBITDA	$1,108	$(1,540)	$(3,102)	$(1,187)	$(3,677)	$(27,458)	$(35,856)
% of revenues	2.2%	(7.9)%	(40.7)%	(8.9)%	(127.2)%	—%	(37.7)%

Severance costs	416	30	131	145	284	85	1,091
Loss on sales of assets	331	(296)	—	889	(39)	—	885
Restructuring fees	—	—	—	—	—	9,522	9,522
Adjusted EBITDA*	$1,855	$(1,806)	$(2,971)	$(153)	$(3,432)	$(17,851)	$(24,358)
% of revenues	3.6%	(9.2)%	(39.0)%	(1.1)%	(118.8)%	—%	(25.6)%

Revenues	$51,502	$19,591	$7,617	$13,412	$2,890	$—	$95,012
* Adjusted EBITDA does not exclude costs incurred in connection with the Company’s FCPA investigations.

“EBITDA” is defined as income or loss attributable to Key before interest, taxes, depreciation, and amortization.

“Adjusted EBITDA” is EBITDA as further adjusted for certain non-recurring or extraordinary items such as impairment expense, severance expense, loss on debt extinguishment, gains or losses on asset sales, asset retirements and impairments, and certain non-recurring transaction or other costs.

EBITDA and Adjusted EBITDA are non-GAAP measures that are used as supplemental financial measures by the Company’s management and directors and by external users of the Company’s financial statements, such as investors, to assess:

•	The financial performance of the Company’s assets without regard to financing methods, capital structure or historical cost basis;

•	The ability of the Company’s assets to generate cash sufficient to pay interest on its indebtedness;

•	The Company’s operating performance and return on invested capital as compared to those of other companies in the well services industry, without regard to financing methods and capital structure; and

•	The Company’s operating trends underlying the items that tend to be of a non-recurring nature.

Normalized operating loss is a non-GAAP financial measure and is defined as operating loss plus or minus certain items such as impairment expense, severance expense, FCPA settlement costs and FCPA investigation costs. Normalized operating loss is used as a supplemental financial measure by the Company’s management and directors and by external users of the Company’s financial statements, such as investors, primarily to compare the Company’s core operating and financial performance from period to period without regard to the many non-cash accounting charges or unusual expenses that have impacted the Company’s GAAP operating income and net income due to the severe downturn in the company’s business.

EBITDA, Adjusted EBITDA and normalized operating income have limitations as analytical tools and should not be considered an alternative to net income, operating income, cash flow from operating activities, or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA, Adjusted EBITDA and normalized operating income exclude some, but

August 15, 2016

not all, items that affect net income and operating income and these measures may vary among other companies. Limitations in using normalized operating loss as an analytical tool include that normalized operating loss excludes certain cash costs and losses actually incurred by the Company. Limitations to using EBITDA and Adjusted EBITDA as an analytical tool include:

•	EBITDA and Adjusted EBITDA do not reflect Key’s current or future requirements for capital expenditures or capital commitments;

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements necessary to service, interest or principal payments on Key’s debt;

•	EBITDA and Adjusted EBITDA do not reflect income taxes;

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements;

•	Other companies in Key’s industry may calculate EBITDA and Adjusted EBITDA differently than Key does, limiting their usefulness as a comparative measure; and

•
EBITDA and Adjusted EBITDA are a different calculation from earnings before interest, taxes, depreciation and amortization as defined for purposes of the financial covenants in the Company’s senior secured credit facility, and therefore should not be relied upon for assessing compliance with covenants.

August 15, 2016

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature or that relate to future events and conditions are, or may be deemed to be, forward-looking statements. These forward-looking statements are based on Key’s current expectations, estimates and projections and its management’s beliefs and assumptions concerning future events and financial trends affecting its financial condition and results of operations. In some cases, you can identify these statements by terminology such as “may,” “will,” “should,” “predicts,” “expects,” “believes,” “anticipates,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions and are subject to substantial risks and uncertainties and are not guarantees of performance. Future actions, events and conditions and future results of operations may differ materially from those expressed in these statements. In evaluating those statements, you should carefully consider the risks outlined in “Item 1A. Risk Factors,” in Key’s Annual Report on Form 10-K for the year ended December 31, 2015.

Key undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release except as required by law. All of Key’s written and oral forward-looking statements are expressly qualified by these cautionary statements and any other cautionary statements that may accompany such forward-looking statements.

Important factors that may affect Key’s expectations, estimates or projections include, but are not limited to, the following: conditions in the oil and natural gas industry, especially oil and natural gas prices and capital expenditures by oil and natural gas companies; volatility in oil and natural gas prices; Key’s ability to preserve its liquidity, manage its level of indebtedness; the terms of strategic alternative or transaction with Key’s lenders and noteholders; Key’s ability to implement price increases or maintain pricing on its core services; industry capacity; increased labor costs or unavailability of skilled workers; asset impairments or other charges; the periodic low demand for Key’s services and resulting operating losses and negative cash flows; Key’s highly competitive industry as well as operating risks, which are primarily self-insured, and the possibility that its insurance may not be adequate to cover all of its losses or liabilities; the economic, political and social instability risks of doing business in certain foreign countries; significant costs and potential liabilities resulting from compliance with applicable laws; Key’s historically high employee turnover rate and its ability to replace or add workers; Key’s ability to incur debt or long-term lease obligations; Key’s ability to implement technological developments and enhancements; significant costs and liabilities resulting from environmental, health and safety laws and regulations, including those relating to hydraulic fracturing; severe weather impacts on Key’s business; Key’s ability to successfully identify, make and integrate acquisitions and its ability to finance future growth of its operations or future acquisitions; the loss of one or more of Key’s larger customers; the impact of compliance with climate change legislation or initiatives; Key’s ability to generate sufficient cash flow to meet debt service obligations; the amount of Key’s debt and the limitations imposed by the covenants in the agreements governing its debt, including its ability to comply with covenants under its current debt agreements; an increase in Key’s debt service obligations due to variable rate indebtedness; Key’s inability to achieve its financial, capital expenditure and operational projections, including quarterly and annual projections of revenue and/or operating income and its inaccurate assessment of future activity levels, customer demand, and pricing stability which may not materialize (whether for Key as a whole or for geographic regions and/or business segments individually); Key’s ability to execute its plans to withdraw from international markets outside North America; Key’s ability to achieve the benefits expected from acquisition and disposition transactions; Key’s ability to respond to changing or declining market conditions, including Key’s ability to reduce the costs of labor, fuel, equipment and supplies employed and used in its businesses; Key’s ability to maintain sufficient liquidity; and other factors affecting Key’s business described in “Item 1A. Risk Factors” in its Annual Report on Form 10-K for the year ended December 31, 2015.

About Key Energy Services
Key Energy Services is the largest onshore, rig-based well servicing contractor based on the number of rigs owned. Key provides a complete range of well intervention services and has operations in all major onshore oil and gas producing regions of the continental United States and internationally in Mexico and Russia.